EXHIBIT 99.1

CONTACT:	Joseph C. Berenato
Chairman and Chief Executive Officer
(310) 513-7209

FOR IMMEDIATE RELEASE

DUCOMMUN INCORPORATED REPORTS RESULTS

FOR THE SECOND QUARTER ENDED JUNE 28, 2008

LOS ANGELES, California (July 28, 2008) – Ducommun Incorporated (NYSE: DCO) today reported results for its second quarter ended June 28, 2008.

Sales for the second quarter of 2008 were $102.9 million, compared to $91.1 million for the second quarter of 2007. Net income for the second quarter of 2008 was $5.8 million, or $0.55 per diluted share, compared to net income of $4.6 million, or $0.44 per diluted share, for the same period last year.

Sales for the second quarter of 2008 increased 13% from the same period last year primarily due to an increase in both military and commercial sales. The Company’s mix of business in the second quarter of 2008 was approximately 58% military, 40% commercial and 2% space, compared to 61% military, 37% commercial and 2% space in the second quarter of 2007.

Gross profit, as a percentage of sales, was 21.1% in the second quarter of 2008 and 21.7% in the second quarter of 2007. The gross profit margin decrease was primarily attributable to lower operating performance at Ducommun Technologies, Inc. (DTI), partially offset by an improvement in operating performance at Ducommun AeroStructures, Inc. (DAS). Selling, general and administrative (SG&A) expenses were $12.1 million, or 11.7% as a percentage of sales, in the second quarter of 2008 and $12.1 million, or 13.3% as a percentage of sales, in the second quarter of 2007.

Net income for the second quarter of 2008 increased 28% from the second quarter of 2007 primarily due to the reasons stated above and lower interest expense, partially offset by a higher effective tax rate in the second quarter of 2008. The Company’s effective tax rate for the second quarter of 2008 was 36.8%, compared to 33.7% in the second quarter of 2007.

Sales for the first six months of 2008 were $201.5 million, compared to $179.2 million for the first six months of 2007. Net income for the first six months of 2008 was $11.1 million, or $1.04 per diluted share, compared to net income of $8.4 million, or $0.80 per diluted share, for the comparable period last year.

Sales for the first six months of 2008 increased 12% from the same period last year primarily due to an increase in both military and commercial sales. The Company’s mix of business in the first six months of 2008 was approximately 58% military, 40% commercial and 2% space, compared to 61% military, 37% commercial and 2% space in the first six months of 2007.

Gross profit, as a percentage of sales, was 21.1% in the first six months of 2008 and 21.4% in the first six months of 2007. The gross profit margin decrease was primarily attributable to lower operating performance at DTI, partially offset by an improvement in operating performance at DAS. SG&A expenses were $24.5 million, or 12.1% as a percentage of sales, in the first six months of 2008 and $24.4 million, or 13.6% as a percentage of sales, in the first six months of 2007.

Net income for the first six months of 2008 increased 32% from the first six months of 2007 primarily due to the reasons stated above and lower interest expense, partially offset by a higher effective tax rate in the first six months of 2008. The Company’s effective tax rate for the first six months of 2008 was 36.8%, compared to 33.0% in the first six months of 2007.

Joseph C. Berenato, chairman and chief executive officer, stated, “Our strong financial performance is a reflection of our drive for continuous improvement to increase our efficiency and quality through the use of Lean and Six Sigma. In January, we announced a major reorganization aimed at creating a “One Ducommun” mindset and organizational structure to spur creativity and common processes across the Company. This effort has been well received by our Team Members and has helped to propel the Company forward.”

Mr. Berenato continued, “We are striving to make Ducommun more capable and more important to our key customers through adherence to our fundamental goals of Operational Excellence, Organizational Development and Profitable Growth.”

Founded in 1849, Ducommun Incorporated provides engineering and manufacturing services to the aerospace and defense industry.

A teleconference with Joseph C. Berenato, the Company’s chairman and chief executive officer will be held today at 7:30 AM PT (10:30 AM ET). To participate in the teleconference, please call 866-770-7146 (international 617-213-8068) approximately ten minutes prior to the conference time stated above. The participant passcode is 41614201. Mr. Berenato will be speaking on behalf of the company and anticipates the meeting and Q&A period to last approximately 40 minutes.

This call is being webcast by Thomson/CCBN and can be accessed at Ducommun’s web site at www.ducommun.com. Conference call replay will be available from the Company’s web site at www.ducommun.com.

The statements made in this press release include forward-looking statements that involve risks and uncertainties. The Company’s future financial results could differ materially from those anticipated due to the Company’s dependence on conditions in the airline industry, the level of new commercial aircraft orders, production rates for Boeing commercial aircraft, the C-17 and Apache helicopter rotor blade programs, the level of defense spending, competitive pricing pressures, manufacturing inefficiencies, start-up costs and possible overruns on new contracts, technology and product development risks and uncertainties, product performance, risks associated with acquisitions and dispositions of businesses by the Company, increasing consolidation of customers and suppliers in the aerospace industry, possible goodwill impairment, availability of raw materials and components from suppliers, and other factors beyond the Company’s control. See the Company’s Form 10-K for the year ended December 31, 2007 and Form 10-Q for the quarter ended June 28, 2008 for a more detailed discussion of these and other risk factors and contingencies.

[Financial Table Follows]

DUCOMMUN INCORPORATED AND SUBSIDIARIES

COMPARATIVE DATA

CONSOLIDATED INCOME STATEMENT

(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 28, 2008	June 30, 2007	June 28, 2008	June 30, 2007
Sales and Service Revenues:
Product sales	$88,592	$76,374	$172,901	$150,870
Service revenues	14,273	14,730	28,622	28,286

Total	102,865	91,104	201,523	179,156

Operating Costs and Expenses:
Cost of product sales	69,739	59,874	135,973	118,644
Cost of service revenues	11,433	11,436	22,966	22,241
Selling, general & administrative expenses	12,079	12,134	24,458	24,360

Total	93,251	83,444	183,397	165,245

Operating Income	9,614	7,660	18,126	13,911
Interest Expense	(390)	(765)	(593)	(1,417)
Income Tax Expense	(3,393)	(2,324)	(6,450)	(4,123)

Net Income	$5,831	$4,571	$11,083	$8,371

Earnings Per Share:
Basic earnings per share	$0.55	$0.44	$1.05	$0.81
Diluted earnings per share	0.55	0.44	1.04	0.80
Weighted Averaged Number of Common Shares Outstanding:
Basic	10,572	10,361	10,562	10,331
Diluted	10,684	10,474	10,671	10,436

DUCOMMUN INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands, except share data)

	June 28, 2008	December 31, 2007
Assets
Current Assets:
Cash and cash equivalents	6,984	31,571
Accounts receivable, less allowance for doubtful accounts	57,846	39,226
Unbilled receivables	3,757	5,615
Inventories	77,974	67,769
Deferred income taxes	7,947	7,727
Other current assets	5,914	5,328

Total Current Assets	160,422	157,236
Property and Equipment, Net	57,775	56,294
Goodwill, Net	106,632	106,632
Other Assets	11,263	12,314

	$336,092	$332,476

Liabilities and Shareholders’ Equity
Current Liabilities:
Current portion of long-term debt	$2,856	$1,859
Accounts payable	27,662	33,845
Accrued liabilities	40,579	43,829

Total Current Liabilities	71,097	79,533
Long-Term Debt, Less Current Portion	21,773	23,892
Deferred Income Taxes	6,147	5,584
Other Long-Term Liabilities	10,264	9,416

Total Liabilities	109,281	118,425

Commitments and Contingencies
Shareholders’ Equity:
Common Stock	106	105
Additional paid-in-capital	55,139	53,444
Retained earnings	173,275	162,192
Accumulated other comprehensive loss	(1,709)	(1,690)

Total Shareholders’ Equity	226,811	214,051

	$336,092	$332,476